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Exhibit (a)(5)

Press Release

ABB Commences Previously Announced Tender Offer to Acquire All Outstanding Shares of Common Stock of Baldor Electric Company

Zurich, Switzerland and Fort Smith, Arkansas, USA, December 8, 2010—ABB Ltd (NYSE: ABB), the leading power and automation technology group, and Baldor Electric Company (NYSE: BEZ) (Baldor), a North American leader in industrial motors, announced today that ABB's subsidiary, Brock Acquisition Corporation, is commencing the previously announced cash tender offer for all of the outstanding shares of common stock of Baldor, at a price of $63.50 per share net to the holder in cash, without interest and less any required withholding taxes. The tender offer is being made pursuant to the merger agreement entered into between ABB and Baldor as of November 29, 2010.

ABB and Brock Acquisition Corporation are filing with the Securities and Exchange Commission (SEC) today a tender offer statement on Schedule TO, including an offer to purchase and related letter of transmittal, setting forth in detail the terms of the tender offer. Additionally, Baldor is filing with the SEC today a solicitation/recommendation statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of Baldor's board of directors that Baldor's shareholders tender their shares into the tender offer. As previously announced, Baldor's board of directors has unanimously determined that the merger agreement and the transactions contemplated by it (including the tender offer and the merger) are fair to and in the best interests of Baldor and its shareholders.

ABB and Baldor intend to commence mailing the tender offer materials, including ABB's Schedule TO, containing its offer to purchase and the related letter of transmittal, and Baldor's solicitation/recommendation statement on Schedule 14D-9, to all Baldor shareholders of record shortly.

The closing of the tender offer is subject to customary terms and conditions, including the condition that there shall have been tendered a number of shares that represents greater than 66 2/3% of the sum of the number of Baldor shares issued and outstanding on the expiration date of the offer and the number of Baldor shares issuable under stock options, stock units and other derivative securities then exercisable. Investors should carefully read the offer to purchase and related documents for more complete information.

The tender offer is scheduled to expire at 12:00 midnight, New York City time, on the night of Monday, January 10, 2011, unless extended pursuant to the terms of the merger agreement or the applicable rules and regulations of the SEC. Any extension of the offer will be announced no later than 9:00 am, New York City time, on the first business day following the scheduled expiration time.

If the tender offer is consummated, ABB plans to merge Brock Acquisition Corporation with Baldor, upon which Baldor will become a wholly-owned subsidiary of ABB.

Citi is serving as financial advisor to ABB in connection with the transactions and will be the dealer-manager for the tender offer. MacKenzie Partners, Inc. is acting as information agent for the tender offer. Kirkland & Ellis LLP is acting as legal counsel to ABB. UBS Financial Services is serving as financial advisor to Baldor in connection with the transactions. Gibson, Dunn & Crutcher, LLP and Thompson Coburn LLP are acting as legal counsel to Baldor

ABB (www.abb.com) is a leader in power and automation technologies that enable utility and industry customers to improve their performance while lowering environmental impact. The ABB Group of companies operates in around 100 countries and employs about 117,000 people.

Baldor Electric Company (NYSE: BEZ) markets, designs and manufactures industrial electric motors, mechanical power transmission products, drives and generators. Baldor employs approximately 7,000 people and is headquartered in Fort Smith, Arkansas, USA.

ABB Forward-Looking Statement

This press release contains "forward-looking statements" relating to the acquisition of Baldor by ABB. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the acquisition will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the acquisition will be realized. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect ABB's business, particularly those identified in the cautionary factors discussion in ABB's Annual Report on Form 20-F for the year ended Dec. 31, 2009. ABB undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Baldor Forward-Looking Statement

This document contains forward-looking statements within the meaning of the federal securities laws. The forward-looking statements contained in this document (generally identified by words or phrases indicating a projection or future expectation such as "assume", "believe", "can", "continue", "could", "depend", "estimate", "expect", "forecast", "future", "if", "intend", "may", "ongoing", "pending", "probable", "projected", "should", "subject to", "will", "would", or any grammatical forms of these words or other similar words) are based on the Company's current expectations and are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including those more described in under "Risk Factors" in Part II, Item 1A of the Company's Quarterly Report on Form 10-Q for the quarter ended October 2, 2010 and Part I, Item 1A of the Company's Annual Report on Form 10-K for the year ended January 2, 2010, each of which have been filed with the SEC, as well as: uncertainties as to the timing of the Offer and the Merger (each as defined in the Company's Form 8-K filed with the SEC on November 30, 2010); uncertainties as to how many of the Company's shareholders will tender their stock in the Offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, distributors, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the Company's control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in documents filed with the SEC by the Company. Investors and shareholders are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

This release is neither an offer to purchase nor a solicitation of an offer to sell securities. ABB and Brock Acquisition Corporation will file a tender offer statement on Schedule TO with the SEC. Investors and Baldor shareholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Baldor with the SEC, because they will contain important information. These documents will be available at no charge on the SEC's website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents (once they become available) may be obtained free of charge by directing a request to ABB at www.abb.com or at ABB Ltd—Office of the Corporate Secretary—Affolternstrasse 44, P.O. Box 8131—CH -8050 Zurich / Switzerland. A copy of the tender offer statement and the solicitation/recommendation statement will be made available to all shareholders of Baldor free of charge at www.Baldor.com or by contacting Baldor at P.O. Box 2400, Fort Smith, Arkansas, telephone number 479-648-5769.

For more information please contact:

ABB Media Relations: Thomas Schmidt (Zurich, Switzerland) Tel: +41 43 317 6568 media.relations@ch.abb.com	ABB Investor Relations: Switzerland: Tel. +41 43 317 7111 USA: Tel. +1 203 750 7743 investor.relations@ch.abb.com	Baldor Media Relations: Tracy Long +1 479 648 57 69 Jason W. Green +1 479 649 51 88 (Fort Smith, USA)

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  Exhibit (a)(5)